Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Provides Business Update

HOUSTON, March 25, 2020 — Group 1 Automotive, Inc. (NYSE: GPI), an international, Fortune 500 automotive retailer, today reported that due to the unprecedented business impact of the COVID-19 virus, Group 1 is implementing a variety of actions to address the sudden reduction in sales and service volume.

“The sudden impact of this medical and human emergency is clearly disrupting most businesses,” said Earl J. Hesterberg, Group 1's president and chief executive officer. “This is requiring us to take many severe and regrettable actions to re-size our business to minimal activity levels in the near term.  I believe that the swift and decisive actions that we are taking will enable us to recover quickly when the market recovers as it undoubtedly will.”

The COVID-19 virus is impacting business levels in all three of Group 1’s markets – U.S., U.K., and Brazil – with many dealership operations closed or severely reduced in each of these markets.  The latest situation in each region is as follows:

▪	U.S.

Virtually all of Group 1’s U.S. dealerships are located in markets operating in some type of “shelter in place” or restricted travel environments in accordance with applicable state and local orders.  Dealership service facilities remain open to provide essential services to customers.  No Group 1 U.S. dealership is completely closed.  Overall, service activity levels have decreased due to the reduced number of vehicles on the road caused by government restrictions, or our customers’ concerns related to the virus.

While dealership sales departments have closed in some jurisdictions, in most cases, they are permitted to continue to operate, though with a dramatically reduced staff level.  The Company’s online selling platform Acceleride® continues to show increased utilization rates which are likely to continue in a restricted human travel environment.

Beginning on March 6, 2020, overall U.S. vehicle sales volumes began to significantly decrease, and they are currently down 50-70 percent from normal expected March volumes.  Based on discussions with our OEM partners, this sales decline is consistent with that experienced by other dealers.

▪	U.K.

The Company is in the process of closing all of its U.K. dealerships as required by government order.  In compliance with the government mandate, the Company will maintain a skeleton service staff to provide emergency service only.  The required closure period will be re-evaluated on April 13, 2020.

U.K. vehicle sales levels were well above prior year levels in most of our brands until the second week of March.  March is one of the largest selling months of the year with many cars delivered from orders placed in January and February.  Order take in recent weeks declined by approximately 50 percent. Due to the closure of our facilities and various travel restrictions, the Company will be unable to deliver many of the vehicles in March that have been previously contracted with customers.  Service traffic levels were generally normal until this past week.

▪	BRAZIL

Effective March 20, 2020, all Group 1 dealerships were required to close in Brazil.  Historically, March represents 40 percent of Q1 new vehicle sales in the Brazilian market.  The Company is in the process of receiving government permission to open many of its dealership service departments.

Group 1 Automotive, Inc.

Due to the sudden dramatic decrease in business activities and the uncertain duration of this decline, Group 1 is taking a variety of actions to preserve the financial strength and flexibility of the Company during this difficult time, which includes:

▪	Furlough of 3,000 U.S. operating and staff employees for a 30-day period with an option for a second 30-day period.
▪	Furlough of 2,800 U.K. employees for an initial period of 21 days, which equates to about 90 percent of the Company’s U.K. workforce.
▪	Reduction of corporate compensation until further notice, as follows:
o	CEO salary reduction of 50 percent;
o	President U.S. and Brazilian Operations salary reduction of 35 percent;
o	Senior Vice Presidents salary reduction of 20 percent;
o	Corporate Vice Presidents salary reduction of 15 percent; and
o	Other corporate and field support personnel salary reduction of 10 percent.
▪	Elimination of chairman, committee chair, and cash retainer fees for all Directors.
▪	Reduction of U.S. marketing expenses by more than 75 percent.

As previously announced, the Company is proceeding with redeeming the entirety of its 5.25% Senior Notes due 2023 for the face value of $300 million, plus a $7.9 million call premium and accrued interest.  This redemption is being funded by acquisition line borrowing, cash on hand, and mortgage borrowings.  It is anticipated that the majority of the redemption will be funded via an estimated $200 million in mortgage borrowings.  The mortgages are expected to close during the second quarter 2020, with the majority anticipated to close in the next two weeks.  This transaction will extend debt maturities from 2023 to 2027 and lower annual interest expense by approximately $8.5 million.

About Group 1 Automotive, Inc.

Group 1 owns and operates 186 automotive dealerships, 242 franchises, and 49 collision centers in the United States, the United Kingdom and Brazil that offer 31 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
Senior V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods, Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com